UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Amended and Restated Credit Support Agreement

On June 29, 2016, SunPower Corporation (the “Company”) and Total S.A. (“Total”) entered into an Amended and Restated Credit Support Agreement (the “Credit Support Agreement”), which amends and restates the Credit Support Agreement dated April 28, 2011 by and between the Company and Total, as amended to date.

Under the Credit Support Agreement, Total has agreed to enter into one or more guaranty agreements (each a “Guaranty”) with banks providing letter of credit facilities to the Company in support of certain Company businesses and for other permitted purposes. Total will guarantee the payment to the applicable issuing bank of the Company's obligation to reimburse a draw on a letter of credit and pay interest thereon in accordance with the letter of credit facility between such bank and the Company. The Credit Support Agreement became effective on June 29, 2016 (the “CSA Effective Date”). Under the Credit Support Agreement, at any time from the CSA Effective Date until December 31, 2018, the Company may request that Total provide a Guaranty in support of the Company's payment obligations with respect to a letter of credit facility. Such letters of credit must be issued no later than December 31, 2018 and expire no later than March 31, 2020. Total is required to issue and enter into the Guaranty requested by the Company, subject to certain terms and conditions. In addition, Total will not be required to enter into the Guaranty if, after giving effect to the Company’s request for a Guaranty, the sum of (a) the aggregate amount available to be drawn under all guaranteed letter of credit facilities, (b) the amount of letters of credit available to be issued under any guaranteed facility, and (c) the aggregate amount of draws (including accrued but unpaid interest) on any letters of credit issued under any guaranteed facility that have not yet been reimbursed by the Company, would exceed $500 million in the aggregate. Such maximum amounts of credit support available to the Company can be reduced upon the occurrence of specified events.

In consideration for the commitments of Total pursuant to the Credit Support Agreement, the Company is required to pay Total a guaranty fee for each letter of credit that is the subject of a Guaranty and was outstanding for all or part of the preceding calendar quarter, which fee (applied on a tiered basis) will be equal to: (x) the average daily amount of the undrawn amount outstanding on each guaranteed letter of credit plus any drawn amounts that have not been reimbursed by the Company or Total, (y) multiplied by (1) 2.35% for letters of credit issued or extended if the Company’s leverage ratio (subject to reduction or increase consistent with the minimum leverage covenant set forth in the Revolving Credit Agreement among the Company, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole”), as agent, and the lenders party thereto, as amended from time to time) (the “Leverage Ratio”) is less than or equal to 4.5 to 1.0; or (2) if the Leverage Ratio is greater than 4.5 to 1.0, 2.35% for letters of credit issued or extended for amounts less than $200 million; 4.50% for amounts greater than or equal to $200 million and less than $300 million; 6.50% for amounts greater than or equal to $300 million and less than $400 million; and 8.00% for amounts greater than or equal to $400 million and less than or equal to $500 million (z) multiplied by the number of days during such calendar quarter that such letter of credit was outstanding, divided by 365. As an example, if at the end of a fiscal quarter the Company’s leverage ratio is greater than 4.5 to 1.0 and the Company had $250 million in letters of credit outstanding during 50 days of the preceding calendar quarter, the guarantee fee would be equal to $0.95 million (($200 million * 2.35% + $50 million * 4.5%) * 50/365). In addition, the Company is required to pay Total a commitment fee equal to 0.50% times the average daily available facility amount for the preceding calendar quarter. The Company is also required to reimburse Total for payments made under any Guaranty and certain expenses of Total, plus interest on both.

The Company has agreed to undertake certain actions, including, but not limited to, ensuring that the payment obligations of the Company to Total rank at least equal in right of payment with all of the Company's other present and future indebtedness, other than certain permitted secured indebtedness. The Company has also agreed to refrain from taking certain actions, including refraining from making any dividend distributions so long as it has any outstanding repayment obligation to Total resulting from a draw on a guaranteed letter of credit.

The Credit Support Agreement will terminate following December 31, 2018, after the later of the satisfaction of all obligations thereunder and the termination or expiration of each Guaranty provided thereunder.

The Credit Support Agreement may not be assigned by the Company without the prior written consent of Total. Total, as the initial guarantor (but not any assignee of Total), may assign its rights and obligations under the Credit Support Agreement without consent of the Company to an entity that is a Total subsidiary and which satisfies certain credit requirements. In connection with an assignment to an assignee that is rated lower than A/A2, Total would be required to either (a) pay to the Company an assignment fee equal to $10 million as of June 29, 2016 and reduced by $1 million at the beginning of each calendar quarter thereafter until reduced to zero (for example, the fee payable for an assignment on October 15, 2016 would be $8 million) or (b) agree to pay to the Company a make-whole amount based on a calculation of the amount actually paid by the

Company to banks that are party to letter of credit facilities (both guaranteed and non-guaranteed) and to lenders in revolving credit facilities permitted under the Credit Support Agreement in increased costs as a result of Total’s assignment of its rights and obligations under the Credit Support Agreement. Such make-whole amount would be payable on a quarterly basis from the assignment date through the termination date of the Credit Support Agreement.

Non-Guaranteed Letter of Credit Facility Agreement

On June 29, 2016, the Company entered into a Continuing Agreement for Standby Letters of Credit and Demand Guarantees with Deutsche Bank AG New York Branch and Deutsche Bank Trust Company Americas (the “DB LC Facility”) which provides for the issuance, upon request by the Company, of letters of credit to support the Company’s obligations in an aggregate amount not to exceed $50 million. The DB LC Facility will terminate on June 29, 2018.

Guaranteed Letter of Credit Facility Agreements

On June 29, 2016, the Company entered into bilateral letter of credit facility agreements (together with the DB LC Facility, the “2016 LC Facility Agreements”) with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Crédit Agricole, and HSBC Bank USA, National Association (“HSBC”). Each letter of credit facility agreement provides for the issuance, upon the Company’s request, of letters of credit by the issuing bank thereunder in order to support certain of the Company’s obligations until December 31, 2018. Payment of obligations under each of the letter of credit facilities are guaranteed by Total pursuant to the Credit Support Agreement. Aggregate letter of credit amounts may be increased upon the agreement of the respective parties but, otherwise, may not exceed $75 million with BTMU, $75 million with Crédit Agricole and $175 million with HSBC. Each letter of credit issued under one of the letter of credit facilities generally must have an expiration date, subject to certain exceptions, no later than the earlier of (a) two years from completion of the applicable project and (b) March 31, 2020.

Transfer Agreement

On June 29, 2016, in connection with the 2016 LC Facility Agreements, the Company entered into a transfer agreement to transfer all existing outstanding letters of credit issued under that certain letter of credit facility agreement with Deutsche Bank, as issuing bank and as administrative agent, and certain financial institutions, entered into on August 9, 2011 and as amended from time to time (the “2011 LC Facility Agreement”), to the 2016 LC Facility Agreements. In connection with the transfer of the existing outstanding letters of credit, the aggregate commitment amount under the 2011 LC Facility Agreement was permanently reduced to zero on June 29, 2016.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

July 6, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer